SECURITIES LENDING AGREEMENT

THIS SECURITIES LENDING AGREEMENT ("Agreement") is made and entered into effective as of September 29, 2022, by and between U.S. BANK NATIONAL ASSOCIATION ("Bank") and MANAGER DIRECTED PORTFOLIOS ("MDP"), on behalf of each respective series identified in Exhibit A attached hereto and made a part hereof (each such series hereinafter referred to as a separate "Customer").

WITNESSETH:

WHEREAS, MDP is an open-end management investment company registered under the Investment Company Act which offers its shares in one or more separate series, with each such series representing a separate and distinct pool of cash, securities and other assets; and

WHEREAS, the Customer desires to have the Bank engage in securities lending as Customer's agent with respect to certain Securities; and

WHEREAS, the Bank and the Customer desire to specify the terms and conditions under which such securities lending will be performed.

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings set forth herein, the parties hereto agree as follows:

1.Definitions. For purposes hereof:

(a)"Borrower" shall be, subject to the other provisions of this Agreement, one or more (i) broker-dealers registered under the Securities Exchange Act of 1934 (the "1934 Act"); (ii) broker-dealers exempt from registration under 15(a)(1) of the 1934 Act as a dealer in exempted Government Securities, or (iii) bank(s), with which the Bank or one of its agents has established a securities lending agreement whereby Borrower may borrow Securities and which the Customer has expressly approved in accordance with the last sentence of this paragraph. Such potential Borrowers are listed in Exhibit B attached hereto and made a part hereof. Borrowers may be added to or deleted from Exhibit B by
(i) the Customer by means of written notice delivered by the Customer to the Bank, or (ii) written notice delivered by the Bank to the Customer which is confirmed by the Customer via letter, fax or e-mail.

(b)"Borrower Agreement" shall have the meaning provided such term in Section 3(a) hereof.

(c)"Borrower Rebate Fee" shall have the meaning provided such term in Section 3(b) hereof.

(d)"Business Day" shall mean, with respect to any Loan hereunder, a day on which regular trading occurs in the principal market for the Loaned Securities subject to such Loan, provided, however, that for purposes of determining the Market Value of any Securities hereunder, such term shall mean a day on which regular trading occurs in the principal market for the Securities whose value is being determined. Notwithstanding the foregoing, in no event shall a Saturday or Sunday be considered a Business Day.

(e)"Cash Collateral" shall mean cash denominated in United States dollars.

(f)"Close of Trading" shall mean, with respect to any Security, the end of the primary trading session established by the principal market for such Security on a Business Day.

(g)"Collateral" shall be assets which the Bank shall receive from Borrower(s) to secure Loans on behalf of a Customer in the form of (i) Cash Collateral, which may be converted into Collateral Investments upon the direction of Customer, and any Proceeds derived therefrom, (ii) securities issued or guaranteed by the United States Government or its agencies, or (iii) irrevocable bank letters of credit issued by a person other than the Borrower or an affiliate thereof, or equivalent obligation denominated in United States dollars.

(h)"Collateral Account" shall mean the segregated account with U.S. Bank managed and maintained by U.S. Bank on behalf of the Customers and designated as a collateral account for the benefit of the Customers on the records of U.S. Bank for the purpose of holding uninvested Collateral and Proceeds and Collateral Investments for Customers. Each Customer's specific interest in the Collateral Account shall at all times be separately calculable in the records of U.S. Bank. U.S. Bank may pool the Collateral received on behalf of its separate Customers, but may not commingle the Collateral of the Customers with the assets of any other clients or customers of U.S. Bank.

(i)"Collateral Investments" shall mean any investment instrument, as agreed upon in writing by Bank and Customer from time to time, in which Collateral and Proceeds may be invested under this Agreement.

(j)"Customer Information Sheet" shall have the meaning provided such term in Section 9(d) hereof.

(k)"Foreign Securities" shall mean Securities that are principally cleared and settled outside the United States.

(l)"Investment Company Act" shall mean the Investment Company Act of 1940, as amended.

(m)"Government Securities" shall mean government securities as defined in Section 3(a)(42)(A)-(C) of the Securities Exchange Act of 1934, as amended.

(n)"Loaned Securities" shall be those Securities which are loaned to the Borrower(s) by the Bank, securities identical to such Securities, or securities equivalent to such loaned securities in the event of a reorganization, recapitalization or merger affecting the originally loaned securities.

(o)"Loans" shall be the lending of Securities to Borrower(s).
(p)"Margin Percentage" shall mean, with respect to any Loan as of any date, a percentage agreed to by the Borrower and the Bank, provided that in no event shall the Margin Percentage be less than 100% of the Market Value of the Loaned Securities.

(q)"Mark to Market" shall be the procedure whereby the Bank determines the Market Value of Collateral and Loaned Securities.

(r)"Market Value" shall be:

(i)If the principal market for the securities to be valued is a national securities exchange in the United States, their Market Value shall be determined by their last sale price on such exchange at the most recent Close of Trading or, if there was no sale on the Business Day of the most recent Close of Trading, by the last sale price at the Close of Trading on the next preceding Business Day on which there was a sale on such exchange, all as quoted on the Consolidated Tape or, if not quoted on the Consolidated Tape, then as quoted by such exchange, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.

(ii)If the principal market for the securities to be valued is the over- the-counter market, and the securities are quoted on The Nasdaq Stock Market ("Nasdaq"), their Market Value shall be the Nasdaq Official Closing Price or, if the securities are issues for which Official Closing Prices are not quoted on Nasdaq, the last bid price at such Close of Trading. If the relevant quotation is not available at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.

(iii)If the principal market for the securities is not identified in either
(i) or (ii) above, their Market Value shall be determined in accordance with market practice for such securities, based on the price for such securities as of the most recent Close of Trading obtained from a generally recognized source agreed to by the Bank and the Borrower(s) or the closing bid quotation at the most recent Close of Trading obtained from such a source. If the relevant quotation is not available at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation, including where applicable, accrued interest to the extent not already included therein, unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary.

(iv)The Market Value of a letter of credit shall be the outstanding amount thereof.
(s)"Net Income" shall mean net income denominated in United States dollars received as proceeds from securities lending transactions (after payment of any applicable Borrower Rebate Fees).

(t)"Person" shall be any natural person, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

(u)"Proceeds" shall mean interest, dividends and other payments and distributions received by Bank in connection with a Customer's Collateral Investments.

(v)"Securities" shall be securities, of any type, that are owned or controlled by the Customer and that have been hereby approved for use in securities lending by the Customer.

(w)"Substitute Payments" shall mean payments in amounts equal to all distributions made to holders of Loaned Securities during the term of the loan, including, but not limited to, cash dividends, interest payments, shares of stock as a result of stock splits, and rights to purchase additional securities.

2.Appointment and Acceptance. The Customer hereby appoints the Bank as its agent for the purpose of lending Securities not restricted by the Customer for lending; and the Bank hereby agrees to accept such appointment and act in such capacity.

3.Delivery of Securities; Receipt of Collateral; Return of Collateral. Until given written notice of termination pursuant to Section 15, the Customer hereby authorizes the Bank, and the Bank agrees, to undertake the following:

(a)To enter into securities loan agreements with Borrower(s) which set forth terms consistent with this Agreement. The Customer acknowledges that the standard form(s) of Borrower Agreement(s) entered or to be entered with Borrowers will be substantially in the form of the most current Master Securities Loan Agreement produced by the Securities Industry and Financial Market Association and the Customer authorizes the Bank to lend Securities to Borrowers pursuant to agreements substantially in the form thereof (each such agreement referred to herein as a "Borrower Agreement"). The Customer may from time to time direct the Bank not to enter into loans with a Borrower, as the Customer specifies by written notice to the Bank, in each case notwithstanding the Customer's prior approval of such Borrower in accordance with the terms contained herein.

(b)To negotiate fees with Borrowers in connection with securities lending, subject to the following requirements: In the case of a Loan for which the Collateral is Cash Collateral, the Bank shall negotiate a fee denominated in United States dollars ("Borrower Rebate Fee") to be paid by the Bank to the Borrower on behalf of the Customer. In the case of a Loan for which the Collateral is non-cash, the Bank shall negotiate a loan fee denominated in United States dollars to be paid by the Borrower.
(c)To deliver to Borrowers, from time to time, such Securities not restricted by the Customer for lending as the Bank may in its discretion select for securities lending in accordance with this Agreement and subject to the restrictions on the amount of Securities that may be loaned as set forth in the Investment Company Act .

(d)To use the securities lending services and custodial services of other financial institutions, including, without limitation, U.S. Bancorp Asset Management, Inc. and other financial institutions that are agents or affiliates of the Bank as agents of the Bank, for the benefit of the Customer, as the Bank in its sole discretion shall determine to be necessary or desirable to perform securities lending on behalf of the Customer.

(e)In connection with each Loan, to receive from the Borrower, at the time the Securities are loaned, Collateral of a value at least equal to (i) 105% of the then current Market Value of any Loaned Securities that are Foreign Securities, or (ii) 102% of the then current Market Value of any other Loaned Securities. Such Collateral shall be held as security by the Bank on behalf of the Customer for the due and punctual performance by the Borrower of any and all of the Borrower's obligations under the Borrower Agreement. Customer's uninvested Collateral and Proceeds and Collateral Investments shall be held in the Collateral Account.

(f)To hold and safekeep the Collateral on behalf of the Customer with other securities lending collateral held by the Bank, provided that the Customer's specific interest in the Customer's Collateral shall at all times be noted in the records of the Bank, provided further, however, that all Collateral shall be held separate from any other securities held by the Bank on behalf of another person or entity.

(g)To invest Cash Collateral for the benefit of the Customer.

(h)Upon termination of any Loan, to liquidate Collateral Investments and to return the Collateral to the Borrower in accordance with the Borrower Agreement so long as the Borrower is not in default and the Bank receives the Loaned Securities from the Borrower.

(i)To receive from the Borrower Substitute Payments and to forward such Substitute Payments to the Customer.

(j)To pay to the Borrower all interest and dividend payments received on Securities which are held as Collateral, provided that there is no material default by the Borrower of the terms and conditions of the Borrower Agreement, in cases where the Borrower has provided non-cash Collateral in the form of securities, in whole or in part.

(k)To originate or terminate any Loan at any time as the Bank may in its sole discretion determine pursuant to the terms of this Agreement, without prior notice to the Customer.
(l)In connection with the Customer's Loaned Securities, to collect loan fees owed by Borrowers and income earned on Collateral Investments, and to dispose of such monies pursuant to Sections 3(b) and 8 of this Agreement.

(m)To disclose to any Borrower, or to any Person party to an investment entered into pursuant to Section 3(g) above, the name of the Customer and such other information required by such Borrower or such Person to enable such Borrower or such Person to comply with applicable federal or state law, as the Bank may in its sole discretion deem necessary.

(n)To group the Customer's securities together with the securities of other securities lending customers for the purposes of facilitating Loans to Borrowers. The Customer acknowledges that whether particular securities are loaned depends on many variables, including, but not limited to, the demand for a particular security by Borrowers, the Bank's automated queuing system for efficient utilization of all available securities for lending transactions, and the quantity of a particular security that is held in the lendable pool, and that the Bank cannot ensure that the Customer's Securities will become the subject of any particular Loan or that the Customer's Securities will be loaned.

4.Voting Rights. Customer shall not retain voting rights of Loaned Securities while loaned to any Borrower. However, each Customer shall have the right to terminate a Loan at any time so that the Loaned Securities are returned as set forth herein in order for the Customer to vote proxies on matters that affect or potentially will affect the Customer's investments in the Loaned Securities.

5.Mark to Market. The Bank shall on a daily basis Mark to Market Loaned Securities and Collateral. If the Market Value of the Collateral at the close of trading on a Business Day is less than the Margin Percentage of the Market Value of the Loaned Securities

at the close of trading on that day, the Bank shall seek to obtain from Borrower, by the close of business on the following Business Day, an additional amount of Collateral the Market Value of which, together with the Market Value of all previously delivered collateral, equals at least the Margin Percentage of the Market Value of the Loaned Securities as of such preceding day. In the event that the Market Value of the Collateral exceeds the Margin Percentage of the Market Value of the Loaned Securities, part of the Collateral may be returned to the Borrower as long as the Market Value of the remaining Collateral equals at least the Margin Percentage of the Market Value of the Loaned Securities.

6.Accountings. The Bank shall include in a monthly report to the Customer daily information concerning all securities loans outstanding, including an accounting of all securities lending transactions.

7.Loan Termination by Customer.

(a)Unless otherwise agreed in writing, the Customer may, in its sole discretion, elect to terminate a Loan on a termination date established by notice given to the Bank prior to the close of business on a Business Day. The termination date established by a termination notice shall be a date no earlier than the standard settlement date that would apply to a purchase or sale of the Loaned Securities, which date shall be determined in accordance with the terms of the Borrower Agreement. Upon receipt of such notice, the Bank shall notify the appropriate Borrower for return of the Loaned Securities in accordance with the terms of the Borrower Agreement.

(b)The Bank shall be deemed to have received appropriate notice as required by this Section 7 upon receipt of written or oral directions (i) signed or given by any person whose name and signature is listed on the most recent certificate delivered by the Customer to the Bank which lists those persons authorized to give directions in the name and on behalf of the Customer or (ii) signed or given by any other person(s), duly authorized by the Customer to give directions to the Bank hereunder or whom the Bank reasonably believes to be so authorized. Appropriate notice as required by this Section 7 shall include notice sent to the Bank by letter, memorandum, telecopy facsimile, e-mail or other online system, or similar means of communication, or given over the telephone or in person.

8.Fees.

(a)The Customer shall pay fees to the Bank in the amount and at such times set forth on Exhibit C attached hereto and made a part hereof as though fully set forth herein. The provisions of Exhibit C may be renegotiated at any time upon five days written notice by either party hereto and may be amended by a separate writing between the Bank and the Customer. The Bank shall charge such fees against Net Income; provided, however, that if not so charged, the Customer shall pay such fees.

(b)Any Borrower Rebate Fee incurred by a Customer arising from the receipt of cash as Collateral for Loaned Securities shall be charged against the gross income received by the Customer as proceeds from securities lending transactions and the Bank shall pay such Borrower Rebate Fee to the appropriate Borrower on behalf of the Customer; provided, however, that if not so charged, the Customer shall pay such Borrower Rebate Fee.

9.Customer Representations and Warranties.

(a)The Customer represents and warrants that: (i) the Customer has the legal right, power and authority to execute, deliver and perform this Agreement and to carry out all of the transactions contemplated hereby; (ii) the execution and delivery of this Agreement by MDP on behalf of the Customer will not violate any provision of its charter, bylaws or any other governing documents, or any law, or any regulation, interpretation or order or any court or other government agency, or judgment, applicable to the Customer; (iii) the Customer has obtained all necessary authorizations, including those from any persons who may have an interest in the Securities, including the consent or approval of any governmental agency or instrumentality; (iv) the execution, delivery and performance of this Agreement and the carrying out of any of the transactions contemplated hereby will not be in conflict with, result in a breach of or constitute a default under any agreement or other instrument to which the Customer is a party or which is otherwise known to the Customer, including but not limited to, liens against and/or pledges of Securities; and (v) all persons executing this Agreement on behalf of the Customer and carrying out the transactions contemplated hereby on behalf of the Customer are duly authorized to do so.

(b)The Customer represents and warrants that it is an "investment company" as defined in the Investment Company Act and that it will indicate each "affiliate" as defined in the Investment Company Act by instructing the Bank not to lend the Customer's Securities to such Borrower, or to enter into repurchase agreements on Customer's behalf with such Borrower and/or its affiliates, by completion of Exhibit B hereto.

(c)The Customer is aware that it is possible to loan portfolio securities without incurring the loan fees payable pursuant hereto by administering such a program itself, rather than hiring the Bank.

(d)The Customer represents and warrants that each Person who owns, controls or possesses securities which may be lent pursuant to this agreement is identified in the Customer Information Sheet attached hereto as Exhibit A and made a part hereof, such Customer Information Sheet to be updated from time to time upon written notice to the Bank from the Customer ("Customer Information Sheet") and that the tax identification number of such Person is set forth opposite such Person's name on such Customer Information Sheet.

(e)The Customer represents and warrants that (i) it has reviewed and understands the offering memorandum or similar materials relating to Customer's initial Collateral Investment; (ii) it will review and develop an understanding of the offering memorandum or similar materials in connection with any future Collateral Investments; and (iii) it will provide a Collateral Investment letter for acceptance by Bank in substantially the form attached hereto as Exhibit D and made a part hereof in connection with each Collateral Investment.

(f)The Customer represents and warrants that the information contained in the attached Customer Information Sheet is complete and accurate in all respects as of the date hereof and the Customer acknowledges and affirms that the Bank may rely upon the accuracy and completeness of the information contained in the Customer Information Sheet in complying with its obligations under applicable laws and regulations.

(g)The Customer represents and warrants that all recitals contained herein are true and correct in all respects as they relate to the Customer.

10.Bank Responsibilities. The Bank's duties and responsibilities shall only be those expressly set forth in this Agreement. The Bank hereby agrees that it shall at all times during the term of this Agreement exercise its reasonable care and efforts in performing its obligations hereunder. The Bank will perform such obligations and responsibilities in accordance with all applicable laws, including, but not limited to, Securities and Exchange Commission rules and regulations. The Bank intends to rely on the Securities and Exchange Commission no-action letters entitled Sife Trust Fund (Feb. 17, 1982), Norwest Bank Minnesota, N.A. (May 25, 1995) and The Chase Manhattan Bank (July 24, 2001) in performing its responsibilities under this Agreement. Neither the Bank nor its agents shall be responsible for any loss or liability arising from their performance of the Bank's duties under this Agreement, except for direct loss or liability (but not consequential or punitive damages) arising from the Bank's, or its agent's, willful misfeasance, bad faith or gross negligence in the performance of the Bank's duties under this Agreement. In no event shall the Bank be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

11.Customer Responsibilities.

(a)The Customer agrees to (i) promptly notify the Bank of any change that the Customer wishes to make to Exhibit B, (ii) promptly notify the Bank if any information contained in the Customer Information Sheet becomes inaccurate or untrue and (iii) indemnify the Bank for any losses resulting from the Customer's failure to adhere to the provisions of Subsection (a) of this Section 11.

(b)The Customer agrees that, to the extent any loss arising out of investments of Cash Collateral results in a deficiency in the amount of Collateral available for return to a Borrower, the Customer shall pay to the Bank, on demand, cash in an amount equal to such deficiency.

(c)The Customer acknowledges that the Bank is acting as an agent on the Customer's behalf in connection with the lending of the Customer's assets and the investment of cash received as Collateral for such Loans. The Customer understands that it bears certain risks of loss, including (i) any decline in value of Cash Collateral investments and (ii) subject to Section 12, loss resulting from any securities lending default by a Borrower.

(d)The Customer acknowledges that it is responsible for paying any taxes that are incurred as a result of Loans made on behalf of the Customer, and the Customer agrees that it shall reimburse the Bank for any taxes paid on Customer's behalf by the Bank.

(e)The Customer agrees to reimburse the Bank and to hold the Bank harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel incurred by the Bank which the Bank may sustain or incur or which may be asserted against the Bank by reason of or as a result of any action taken or omitted by the Bank in connection with operating under this Agreement (including, but not limited to, actions or omissions related to the lending of Securities to Borrowers or the holding or investment of Collateral or resulting from the Customer's failure to comply with its obligations under Section 11(a) hereof), other than those costs, expenses, damages, liabilities or claims arising out of the Bank's gross negligence, bad faith or willful misconduct, as adjudicated by a court of competent jurisdiction. The foregoing shall be a continuing obligation of the Customer and the Customer's successors and assigns, notwithstanding the termination of any

Loans hereunder or of this Agreement. The Bank may charge any amounts to which it is entitled hereunder against the account in which the Customer's Securities are held.

12.Indemnification.

(a)In the event of a Borrower's material default of the terms and conditions of the Borrower Agreement, the Bank shall:

(i)take all actions the Bank deems appropriate, in its sole discretion, to liquidate the Collateral,

(ii)at its own expense, but subject to the Customer's obligations pursuant to Section 11 hereto, replace as soon as reasonably practicable such Loaned Securities with identical securities or the equivalent thereof in the event of a reorganization, recapitalization or merger of the issuer of the Loaned Securities, or

(iii)if the Bank is unable to obtain replacement securities, the Bank shall provide the Customer with immediately available funds in an amount equal to the Market Value of such Loaned Securities. The Market Value shall be calculated (1) in the case of a Borrower insolvency, on the date of such insolvency, or (2) in the case of a Borrower's failure to return Loaned Securities, on the date that the Bank deposits funds to the Customer's account.

(b)If the Market Value of the Collateral on the date of such replacement or credit is less than that which is required to purchase replacement securities or to provide equivalent funds to the Customer as a result of a decrease in the Market Value of investments of Cash Collateral, the Bank will not be responsible for such decrease. In such event, the Bank shall purchase and deposit replacement securities, or deposit cash to the Customer's account, in an amount equal to the then current Market Value of Cash Collateral investments. If the Market Value of the Collateral on the date of such replacement or credit is less than that which is required to purchase replacement securities or to credit equivalent funds to Customer's account as a result of any reason other than a decrease in the Market Value of investments of Cash Collateral, Bank shall pay such additional amounts as are necessary to purchase replacement securities in an amount equal to the Market Value of such Loaned Securities or credit equivalent funds to Customer's account as of the date of such replacement. The Bank shall not be liable for any appreciation in the Market Value of the Loaned Securities subsequent to such date.

(c)The Customer agrees that the Bank shall be subrogated to the rights of the Customer in the Collateral and against the Borrower to the extent of any amount paid by the Bank to the Customer hereunder.

(d)Except as provided for herein, the Bank shall have no additional liability to the Customer relating to any Borrower's failure to return Loaned Securities and no duty or obligation to take action to effect payment by a Borrower of any amounts owed by such Borrower pursuant to the Borrower Agreement.
(e)Notwithstanding the foregoing, the Bank shall not be required to act inconsistently with (i) any court or government agency order regarding such Collateral or
(ii) the Borrower Agreement.

(f)With respect to its use in this Section 12, a Borrower's "insolvency" is defined to mean any of the following: (i) the Borrower shall commence any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property; (ii) any case, proceeding or appointment referred to in the preceding Clause (i) shall be commenced against the Borrower, or any application shall be filed against the Borrower for a protective decree under the provisions of the Securities Investor Protection Act of 1970 as amended, any of which (A) is consented to or not timely contested by the Borrower,
(B) results in the entry of any order for relief, such an appointment, the issuance of such a protective decree or the entry of any order having a similar effect, or (C) is not dismissed within 15 days; (iii) the Borrower shall make a general assignment for the benefit of creditors; or (iv) the Borrower shall admit in writing its inability to pay its debts as they become due.

13.Agreement Modification. This Agreement, together with the Exhibits hereto, contains a complete statement of the parties with respect to its subject matter, supersedes all existing agreements between them concerning the subject and cannot be amended or modified in any manner except by a written agreement executed by all parties hereto. Notwithstanding the foregoing, Exhibit B may be amended in the manner set forth in the definition of "Borrower" contained in Section 1, the fee schedule set forth in Exhibit C may be amended and renegotiated in the manner set forth in Section 8(a), and Exhibit D may be amended as set forth in Section 9(e).

14.Notice. Any notice required to be given in writing under this Agreement shall be delivered by hand or mailed by registered mail, postage prepaid, to U.S. Bancorp Asset Management, Inc., 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention: Securities Lending, or such other address provided by the Bank, and to the Customer at the most recent address of such party provided to the Bank.

15.Termination. This Agreement may be terminated at any time by the Bank or the Customer upon thirty (30) days prior written notice to the other party. All outstanding Loans, unless a Customer shall specify otherwise, shall remain outstanding until such Loans terminate pursuant to the securities loan agreement with Borrower, even if such date is past the termination date established by either party pursuant to this Section 15 (but subject to Section 7 and to any other agreement between the Customer and the Bank).

16.Assignment. This Agreement shall not be assignable by the Bank or the Customer without the written consent of the other party, except that the Bank may assign this Agreement to an affiliate of the Bank. Subject to the preceding sentence hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.
17.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota without reference to its conflicts or choice of law principles.

18.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have entered into this Securities Lending Agreement effective as of the day and year first above written.

MANAGER DIRECTED PORTFOLIOS

By: /s/ Alyssa M. Bernard

Name: Alyssa M. Bernard

Title: Vice President & Secretary
Date: 9/28/2022

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Jill Stevenson

Name: Jill Stevenson

Title: Senior Vice President
Date: 9/29/2022

EXHIBIT A
CUSTOMER INFORMATION SHEET

Please provide the Bank with the following information: Name: MANAGER DIRECTED PORTFOLIOS
Tax identification number:      (for multiple tax identification numbers, please use the bottom half of this page)

Principal place of business: Milwaukee, WI 53202

State and nation of incorporation or organization: Delaware, United States

Address (or the address of your registered agent) within state of incorporation or organization: 777 East Wisconsin Milwaukee, WI 53202

If multiple legal entities will be lending securities under this Customer Agreement, please list the name of each entity and its unique tax identification number below (attach additional pages if necessary):

Name	Tax ID
Mar Vista Strategic Growth Fund	81-5103876

EXHIBIT B APPROVED BORROWERS

The following entities are pre-approved as “Borrowers” pursuant to the Securities Lending Agreement unless the Customer places an “X” on the line across from a Borrower name.

Banco Santander, S.A    Janney Montgomery Scott LLC

Bank of Montreal    Jefferies LLC

Bank of Nova Scotia (The)    J.P. Morgan Securities LLC

Barclays Capital, Inc.    Mizuho Securities USA LLC

BMO Capital Markets Corp.    Morgan Stanley & Co. LLC

BMO Nesbit Burns Inc.    MUFG Securities Americas Inc.

BNP Paribas, New York Branch    National Bank of Canada Financial Inc.
BNP Paribas Prime Brokerage International, Limited    National Financial Services LLC
BNP Paribas Securities Corp.    Nomura Securities International, Inc.

BofA Securities, Inc.    Pershing, LLC

Canadian Imperial Bank of Commerce    Raymond James & Associates, Inc.

Cantor Fitzgerald & Co.    RBC Capital Markets, LLC

CF Secured, LLC    RBC Dominion Securities Inc.

CIBC World Markets Corp.    Royal Bank of Canada, New York Branch

CIBC World Markets Inc.    Scotia Capital (USA) Inc.

Citigroup Global Markets Inc.    SG Americas Securities, LLC

Cowen and Company, LLC    Société Générale, New York Branch

Credit Agricole Securities (USA) Inc.    TD Ameritrade Clearing, Inc.

Credit Suisse Securities (USA) LLC    TD Prime Services LLC

Deutsche Bank Securities Inc.    TD Securities (USA) LLC

Goldman Sachs & Co. LLC    Truist Securities, Inc.

HSBC Bank plc    UBS Securities LLC

HSBC Securities (USA) Inc.    Wells Fargo Clearing Services, LLC

ING Financial Markets LLC    Wells Fargo Securities, LLC

MANAGER DIRECTED PORTFOLIOS	Optional 2nd Signature
Signature: /s/ Alyssa M. Bernard	Signature: /s/ Robert Schmaltz
Printed Name: Alyssa M. Bernard	Printed Name: Robert Schmaltz
Title/Organization: Vice President & Secretary, MDP	Title/Organization: COO
Date: 9/28/2022	Date: 9/28/2022

EXHIBIT C
LOAN FEE SCHEDULE
The Bank shall be paid a fee for administering the securities lending program for the Customer. The fee shall be calculated daily by the Bank against the Net Income earned by the Customer on such day. The fee shall equal [ ] percent ([ ]%) of Net Income and shall be retained monthly by the Bank out of the Customer’s aggregate Net Income for such month, provided, however, that if the fee is not so retained, the Customer shall pay such fee upon request from the Bank.

EXHIBIT D

ELECTION OF COLLATERAL INVESTMENT

U.S. Bank, N.A.
800 Nicollet Mall
Minneapolis, MN 55402 Ladies and Gentlemen:
Pursuant to the Securities Lending Agreement dated as of September 29, 2022 ("Agreement") between U.S. Bank National Association and Manager Directed Portfolios, on behalf of its respective series listed on Exhibit A (each a "Customer"), Customer desires to select the Collateral Investment into which Cash Collateral and Proceeds are invested (as such terms are defined in the Agreement).

Customer hereby requests that Mount Vernon Liquid Assets Portfolio, LLC ("MVL") be designated as a Collateral Investment pursuant to Section 1 of the Agreement, effective as of the date on which the subscription agreement relating to MVL attached as Attachment 1 has been fully executed by Customer and Bank. This election to use MVL does not otherwise amend the terms of the Agreement.

Please acknowledge your agreement to the terms set out above by signing and dating where indicated below.

Sign for and on behalf of Customer:	Acceptance:
MANAGER DIRECTED PORTFOLIOS	U.S. Bank, N.A. hereby confirms acceptance of the terms set out above
By: /s/ Alyssa M. Bernard	By: /s/ Jill Stevenson
Name: Alyssa M. Bernard	Name: Jill Stevenson
Title: Vice President & Secretary	Title: Senior Vice President
Date: 9/28/2022	Date: 9/29/2022

ATTACHMENT 1
[Subscription Agreement]